Calculation of Filing Fee Tables
S-3
CENTERPOINT ENERGY INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)	24,864,865	$ 37.00	$ 920,000,005.00	0.0001531	$ 140,852.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 920,000,005.00		$ 140,852.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 140,852.00
Offering Note
[1]	These "Calculation of Filing Fee Tables" shall be deemed to update the "Calculation of Filing Fee Tables" exhibit in the Registrant's Registration Statement on Form S-3 (File No. 333-272025), which was filed on May 17, 2023. The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The amount registered includes 3,243,243 shares of the Registrant's common stock, par value $0.01 per share ("Common Stock"), that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.